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                                                                    EXHIBIT 10.6


                         PRODUCTION AND SALES AGREEMENT


         Agreement made and entered into this 27 day of February, 1998, by and between Lucille Farms Inc. of Vermont, located at Jonergin Drive, Swanton, VT. 05488 hereinafter ("Supplier") and International Ingredient Corporation, 4240 Utah Street, St. Louis, MO. 63116 hereinafter ("Buyer") involving Buyer's facility located at Salem County Road, Griggsville, IL. 62340.


Witnesseth:

          WHEREAS, Supplier, in the ordinary and regular course of its business produces concentrated liquid whey from which marketable dried whey can be produced; and

         WHEREAS, Buyer desires Supplier to produce dried whey and sell its output thereof to Buyer, and

         WHEREAS, Buyer is ready, willing and able to facilitate Supplier's production of dried whey upon the terms and conditions of this Agreement.

         NOW THEREFORE, in consideration of the premises and mutual promises and covenants of the parties it is hereby agreed as follows:

1. Upon the execution of this Agreement, Buyer shall undertake to deliver to Supplier's facility certain roll drying equipment ("Equipment") more particularly described in Appendix D.

2. Said roll drying equipment shall be and remain at all times the property of Buyer, and shall not be considered, treated as or made a fixture or apart of the real property upon which Supplier's facility is located.

3. The parties shall have the duties and obligations as set forth in Appendix C to this Agreement with respect to the installation of said roller dryers at Supplier's facility.

4. Buyer guarantees that at the time of installation said equipment shall be in good working order.

5. Supplier shall, after initial training in the operation and maintenance of dryers through start-up phase ( start-up phase to be determined ), be solely responsible, at all times during the term of this agreement, for the operation and use of said equipment including supplying the labor to operate and maintain equipment. Buyer shall have no duty or obligation to train or oversee the work of any person assigned by Supplier to operate said equipment after the start up phase. Supplier shall be solely responsible for maintaining the equipment in good working order throughout the term of this Agreement. Upon Supplier's request, Buyer shall provide consultation on the operation and maintenance of dryers throughout the term of this Agreement.

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6.       Supplier shall be solely responsible for any claims, actions, causes of action, damages or injuries arising out of or relating to the operation of said equipment while in Seller's possession. Supplier shall defend and hold Buyer harmless and indemnify Buyer from and against any and all claims, actions, causes of actions, judgements, damages, or liabilities whether sounding in tort, contract or warranty, and all reasonable expenses, including attorney fees and court costs, assessed or asserted against Buyer for any injury or death of any person arising out of or relating to any use of said equipment while in Supplier's possession.

7. Supplier shall at all times during this Agreement insure said equipment against loss due to fire, wind, and extended coverage with a financially sound insurance company in an amount not less than one Hundred Thousand Dollars ($100,000.00), per dryer and shall cause Buyer to be named as an additional insured under said policy or policies as Buyer's interest may be in said equipment.

8. Buyer guarantees that the process, formulas, technology and equipment provided to Supplier will provide roller dried whey meeting the standards and specifications set forth in Appendix A. Supplier shall use said drying equipment to produce dried whey which shall have the specifications and properties as set forth in Appendix A. of this Agreement ("Acceptable Quality Dried Whey").

9. Supplier shall sell exclusively to Buyer all of its acceptable quality dried whey produced at its facility during the term of this Agreement. Supplier shall not sell, give away, or deliver to any other persons, firm, or corporation any dried whey of acceptable quality, without Buyer's prior written consent.

10. Supplier shall not sell any liquid whey produced at their facility to third parties without the Buyer's prior written consent.

11. Supplier agrees not to disclose, share, or disseminate by any means or in any manner to any person or entity not a party to this Agreement any and all information relating to the operation, equipment, technology, use, or specifications of the roller dryers. Such information shall be shared with only those employees of the Supplier on a need to know basis. Supplier further agrees not to employ the roller dryers in the processing of any material other than liquid whey.

12. Buyer, during regular business hours and upon reasonable notice, shall have the right to enter onto Supplier's property and observe production of dried whey and the use of the drying equipment and sample and test the production runs to determine whether the whey is acceptable quality dried whey.

13. Buyer shall purchase all Supplier's acceptable quality dried whey upon the price and payment terms as set forth in Appendix B to this Agreement. Should dried whey, delivered by Supplier, not meet the quality standard set forth in Appendix A, Buyer shall accept the dried whey at no cost to self and dispose of same in an environmentally safe manner at no cost to Supplier.

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14. Supplier shall deliver to Buyer's facility all of its daily production of acceptable quality dried whey within ten (10) days of processing.

15. The initial term of this Agreement shall be for a period of thirty (30) months beginning on the ____ day of ____, 1998 and shall automatically renew for successive (3) year terms after the initial term. Supplier agrees that drying of whey shall commence no later than six months after beginning of Agreement.

16. This Agreement may be terminated only after the initial term and during the renewal term. Either party has the right to terminate this agreement during the renewal term by providing the other party not less than (6) months notice. Notice of termination may be given during the initial term.

17. In the event this Agreement is terminated, it shall be the responsibility of the terminating party to pay for all expenses associated with the removal of the roll drying equipment and freight to Buyer's facility.

18. In the event this agreement is terminated, the Supplier shall have the right to purchase from Buyer the roll drying equipment. If the parties cannot agree on a price for the roll drying equipment, the parties shall choose a mutually agreed upon third party to mediate the negotiation. Both Supplier and Buyer shall be bound by the decision of the third party.

19. If either party ( Supplier / Buyer ) materially breaches its obligations / promises under this Agreement, file a petition of bankruptcy or otherwise be declared bankrupt, make an assignment of all or substantially all of its assets to its creditors, or if a receiver or similar official is appointed for all or substantially all of its assets, said party must notify other party immediately. Either party may terminate this Agreement immediately upon receiving notice from other party.

20. Upon termination of this Agreement Supplier shall return to Buyer all of the drying equipment supplied by Buyer in its possession in the same condition as when received except for ordinary wear and tear as determined by Buyer. Supplier shall be responsible for Buyer's costs to repair said equipment so that same is returned to operational condition. If Buyer so elects, subject to the provisions of Section 17, Buyer shall have the immediate right upon termination of Agreement to, with reasonable notice, enter upon Supplier's property and remove its drying equipment and Supplier shall cooperate with Buyer so that Buyer may remove said dryers at its convenience.

21. A party shall not be deemed to have defaulted or failed to perform hereunder if that party's inability to perform or default shall have been caused by an event or events beyond the control and without the fault of that party, including (without limitations) acts of Government, embargoes, fire, flood, explosions, acts of God or a public enemy, strikes. labor disputes, vandalism. civil riots or the inability to procure necessary raw materials, supplies or equipment.


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22. Whenever an actual potential labor dispute delays or threatens to delay
Supplier's timely performance hereunder, Supplier shall immediately give notice thereof to Buyer.

23. All of the terms and conditions to this Agreement are specified herein, and include the terms and conditions contained in the attached Appendix A through D.

24. This Agreement supersedes all prior communications, representations or agreements between the parties, whether verbal or written, including any printed terms and conditions which may appear on Buyer's or Supplier's purchase orders, invoices or other forms to the extent such terms are different from or inconsistent herewith.

25. The remedies reserved to Buyer and Supplier herein shall be cumulative and in addition to all other or future remedies provided by law. No waiver by either party of any breach, default or violation of any term, warranty, representation, agreement, covenant, condition or provision hereof shall constitute a waiver of any subsequent breach, default or violation of the same or other term, warranty, representation, agreement, covenant, condition or provision.

26. All notices and other communications from either party to the other hereunder shall be in writing and shall be deemed given when delivered personally, by courier service or when deposited in the United States Mail, certified or registered mail, return receipt requested, postage prepaid and properly addressed to supplier at Lucille Farms Inc., 150 River Road, P.O. Box 517, Montville, NJ 07045 and to Buyer at International Ingredient Corporation, 4240 Utah Street, St. Louis, Missouri 63116, Attention: James E. Sullivan, President.

27. This Agreement constitutes the entire understanding between the parties with respect to the Information provided hereunder. No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and executed on behalf of each party by its duly authorized representative.

28. The existence of this Agreement along with the terms and provisions hereof shall be and remain confidential and shall not be disclosed, shared, or disseminated by any means or in any manner to any person or entity not a party to this Agreement and information relating to this Agreement shall be shared with only those employees, agents and representatives of the parties having need to know about the Agreement and its provisions to administer same except where required by law.

29. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Vermont.

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           IN WITNESS WHEROF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date set forth.

Buyer:                                       Supplier:
International Ingredient Corporation         Lucille Farms, Inc.

By:/s/ James E. Sullivan                     By:/s/ Alfonso Falivene
  ----------------------------------         -------------------------
  James E. Sullivan, President               Alfonso Falivene, President/C.E.O.

February 19, 1998                            February 27,1998
---------------------                        -----------------
  (Date)                                      (Date)



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                                                                June 12, 2001

International Ingredient Corporation
4240 Utah Street
Box 22106
St. Louis, MO 63116

Gentlemen:

         Reference is made to that certain Production and Sales Agreement, made the 27th day of February, 1998, by and between the undersigned, Lucille Farms, Inc. ("Lucille Farms"), and you ("International Ingredient") (the "Agreement"), pursuant to which International Ingredient installed certain of its roll drying equipment (the "Equipment") for the drying of liquid whey at Lucille Farms' cheese manufacturing facility in Swanton, Vermont (the "Facility") and Lucille Farms agreed to sell exclusively to International Ingredient, and International Ingredient agreed to purchase from Lucille Farms, at a formula price, all of Lucille Farms' acceptable quality dried whey produced at the Facility.

         When agreed to and accepted by you, this letter agreement ("Letter Agreement") shall (a) acknowledge that Lucille Farms is purchasing the Equipment from International Ingredient pursuant to a separate document being executed and delivered concurrently herewith, and (b) constitute our amendment to the Production and Sales Agreement:

         1. Purchase of Equipment. Concurrently with the execution of this Letter Agreement, Lucille Farms and International Ingredient are entering into an Equipment Purchase Agreement, pursuant to which Lucille Farms is purchasing six (6) driers from International Ingredient for a purchase price of $540,000.

         2. Amendment of the Agreement.

                  (a) Section 9 of the Agreement is hereby amended to add the following sentence at the end thereof: "Supplier shall sell a minimum of 12,000,000 pounds of acceptable quality whey to Buyer, provided that
         (a) Supplier produces enough cheese to generate that amount of acceptable quality whey, and (b) after roll drying such whey it constitutes acceptable quality whey."

                  (b) Section 15 of the Agreement is hereby amended to read as follows: - "The term of this Agreement shall commence no later than six months after the beginning of this Agreement and terminate at 5:00 P.M. Vermont time on December 31, 2003, provided Supplier or Buyer gives the other notice, not less than six (6) months prior to such date, that it does not intend to extend the term of this Agreement. In the event such notice is not given on a timely basis, then this Agreement shall continue in effect for a period of six (6) months after either Supplier or Buyer gives the other such notice.


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                  (c) Sections 2, 7, 11, 16, 17, 18 and 20 of the Agreement are
         hereby deleted and are of no further force or effect.

         3. Continuing Effect of Letter Agreement. Except as provided for in this Letter Agreement, the terms and conditions of the Agreement shall remain in full force and effect during the term thereof.

         This letter agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         If the foregoing accurately sets forth our understanding, please evidence your approval of this letter agreement by causing the enclosed copy to be signed and returned to the undersigned.

                                           Very truly yours,

                                           LUCILLE FARMS, INC.


                                           By: /s/Alfonso Falivene
                                              ----------------------
                                              Alfonso Falivene, President

AGREED TO AND ACCEPTED:

INTERNATIONAL INGREDIENT CORP.

    By:/s/James Sullivan
      -----------------------------
     James Sullivan, President